Exhibit 12
NORTEL NETWORKS LIMITED
Computation of Ratio of Earnings to Fixed Charges and Dividends

	Three	Years ended December 31,
	months ended				2005	2004	2003
(millions of U.S. Dollars)	March 31, 2008	2007	2006		As restated	As restated	As restated

Earnings (loss) from operations before minority interest, equity in net loss of associated companies and income taxes	(4)	387	42		(120)	(163)	301

Add:
Fixed charges	87	396	276		191	181	212
Amortization of capitalized interest	—	—	—		—	—	(2)
Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—		—	—	—
Distributed income from equity investees	—	—	—		—	—	—

Subtract:
Interest capitalized	—	5	—		—	—	—
Preference security dividend requirements of consolidated subsidiaries	—	—	—		—	—	—
Minority interest in pre-tax income of subsidiaries without fixed charges	67	73	21		12	11	24

Income (loss) as adjusted	16	705	297		59	7	487

Fixed charges:
Interest expense
- Long-term debt	59	257	187		124	108	95
- Other	6	24	22		6	8	26
1/3 of rental expense on operating leases deemed to be representative of interest expense	20	109	65		58	59	86
Preference security dividend requirements of consolidated subsidiaries	—	—	—		—	—	—
Amortized premiums, discounts and capitalized expenses related to indebtedness	2	6	2		3	6	5

Fixed charges	87	396	276		191	181	212

Nortel Networks Limited preference security dividend	18	70	63		43	37	42

Combined fixed charges and preference security dividend requirements	105	466	339		234	218	254

Ratio of earnings to fixed charges	*	1.8	1.1		*	*	2.3

Ratio of earnings to combined fixed charges and preference security dividend requirements	* *	1.5	*	*	* *	* *	1.9

*	The earnings of Nortel Networks Limited were inadequate to cover fixed charges for the three months ended March 31, 2008 by $71 and for the years ended December 31, 2005 and 2004 by $132 and $174, respectively.

**	The earnings of Nortel Networks Limited were inadequate to cover combined fixed charges and preference security dividend requirements for the three months ended March 31, 2008 by $89 and for the years ended December 31, 2006, 2005 and 2004, by $42, $175 and $211, respectively.